Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Prospectus Supplement (to the Prospectus which is a part of the Registration Statement on Form S-3 dated March 7, 2012 which became effective on March 12, 2012) of Mitek Systems, Inc. of our report dated December 7, 2012, with respect to the financial statements of Mitek Systems, Inc., appearing in the Annual Report on Form 10-K of Mitek Systems, Inc. for the years ended September 30, 2012 and 2011, and the effectiveness of internal control over financial reporting as of September 30, 2012, and to the reference to us under the heading “Experts” in this Prospectus Supplement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

June 24, 2013